Exhibit 10.4
TAX MATTERS AGREEMENT
BY AND BETWEEN
CLEAR CHANNEL COMMUNICATIONS, INC.
AND
CLEAR CHANNEL OUTDOOR HOLDINGS, INC.
Dated as of ___________, 2005

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TABLE OF CONTENTS
(continued)

		Page

(i)	Change of Law	13

(j)	Confidentiality	13

(k)	Headings	13

(l)	Counterparts	13

(m)	Notices	14

(n)	Costs and Expenses	14

(o)	Applicable Law	14
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TAX MATTERS AGREEMENT
     This Tax Matters Agreement (this “Agreement”), dated as of                     , 2005, is entered into by and between Clear Channel Communications, Inc., a Texas corporation (“Parent”), and Clear Channel Outdoor Holdings, Inc., a Delaware corporation (“CCO”).
RECITALS
     WHEREAS, certain Parent Group Members (as defined below), on the one hand, and certain CCO Group Members (as defined below), on the other hand, file Income Tax Returns (as defined below) on a consolidated, combined and/or unitary basis for certain federal, state, local and foreign Income Tax (as defined below) purposes;
     WHEREAS, Parent prepares and files, or causes to be prepared and filed, the Income Tax Returns of each CCO Group Member, whether or not such CCO Group Member files an Income Tax Return on a consolidated, combined or unitary basis with any Parent Group Member;
     WHEREAS, CCO intends to undertake an initial public offering (the “IPO”);
     WHEREAS, following the IPO, Parent and CCO intend (i) for certain CCO Group Members to continue to file Income Tax Returns on a consolidated, combined and/or unitary basis with certain Parent Group Members and (ii) for Parent to continue to prepare and file, or to cause to be prepared and filed, all Income Tax Returns of each CCO Group Member, whether or not such CCO Group Member files an Income Tax Return on a consolidated, combined or unitary basis with any Parent Group Member;
     WHEREAS, in contemplation of the IPO, Parent and CCO desire to agree upon the method of determining the financial consequences to each party resulting from the preparation and filing of such Income Tax Returns;
AGREEMENT
     NOW THEREFORE, in consideration of the premises set forth above and the terms and conditions set forth below, the parties hereto agree as follows:
     Section 1. Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:
     “Adjustment” shall mean any proposed or final change in the Tax liability of any Person.
     “Affiliated Group” shall mean an affiliated group of corporations within the meaning of section 1504(a) of the Code.
     “Affiliate” shall mean any Person that directly or indirectly is “controlled” by the other Person in question. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an Entity, whether through ownership of voting securities, by contract or otherwise. Except as otherwise provided herein, the term Affiliate for purposes of Section 8 shall refer to Affiliates of a Person as determined immediately after the Distribution.
     “CCO Group” shall mean CCO and its Subsidiaries. With respect to any Taxable Period beginning before the IPO, the CCO Group shall be determined as if the CCO Group had been constituted on the first day of such Taxable Period, and shall include the assets and operations of the outdoor advertising businesses of Parent and its Subsidiaries as they existed for such Taxable Period.
     “CCO Group Member” shall mean each member of the CCO Group.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Deconsolidation Event” shall mean, with respect to each CCO Group Member, any event or transaction, including the Distribution, that causes such CCO Group Member to no longer be eligible to join any Parent Group Member in filing an applicable Income Tax Return on a consolidated, combined or unitary basis.
     “Distribution” shall mean the distribution to Parent stockholders of all of the outstanding stock of CCO owned by Parent pursuant to transactions intended to qualify as a tax-free distribution under section 355 of the Code.
     “Distribution Date” shall mean the date the Distribution becomes effective.
     “Distribution Taxes” shall mean any Taxes imposed on any Parent Group Member resulting from, or arising in connection with the failure of the Distribution to be tax-free to such Parent Group Member under the Code, including any Tax resulting from the failure of the Distribution to qualify under section 355 and section 368(a)(1)(D) of the Code or the application of section 355(d) or section 355(e) of the Code to the Distribution or corresponding provisions of other Tax laws.
     “Entity” shall mean a partnership (whether general or limited), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, without regard to whether it is treated as a disregarded entity for U.S. federal tax purposes.
     “Final Determination” shall mean the final resolution of any Tax matter, including, but not limited to, a closing agreement with the IRS or other relevant Taxing Authority, a claim for refund which has been allowed, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant foreign, state or local tribunal has expired, or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired.
     “Income Tax Return” shall mean any Tax Return filed or required to be filed with any Taxing Authority with respect to Income Taxes.

     “Income Taxes” shall mean all Taxes imposed on or measured in whole or in part by income, capital or net worth or a taxable base in the nature of income, capital or net worth, including franchise Taxes based on such factors, and shall include any addition to Tax, additional amount, interest and penalty imposed with respect to such Taxes.
     “Indemnified Party” shall mean any party that is entitled to receive payment from an Indemnifying Party pursuant to the terms and conditions of this Agreement.
     “Indemnifying Party” shall mean any party that is required to pay any other party pursuant to the terms and conditions of this Agreement.
     “IRS” shall mean the United States Internal Revenue Service or any successor thereto, including but not limited to its agents, representatives and attorneys.
     “Letter Ruling” shall mean any private letter ruling issued by the IRS and delivered to Parent in connection with the Distribution.
     “Losses” shall mean any loss, cost, fine, penalty, fee, damage, obligation, liability, payment in settlement, Tax or other expense of any kind, including reasonable attorneys’ fees and costs, but excluding any consequential, special, punitive or exemplary damages.
     “Officer’s Certificate” shall mean any letter executed by officers of Parent and CCO provided to tax counsel in connection with its rendering the Tax Opinion.
     “Parent Group” shall mean Parent and its Subsidiaries, excluding, however, any CCO Group Member.
     “Parent Group Member” shall mean each member of the Parent Group.
     “Person” shall mean an individual or any Entity.
     “Ruling Request” shall mean any letter filed by Parent with the IRS requesting a ruling from the IRS regarding certain U.S. federal income tax consequences of the Distribution (including all attachments, exhibits and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.
     “Subsidiary” shall mean, with respect to any Person, any other Person of which (i) such Person or any Subsidiary of such Person is a general partner or (ii) at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to the other Person or at least 50% of the value of the outstanding equity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
     “Tax Benefit” shall mean a reduction in the Income Tax liability of any Person (or of the Affiliated Group of which it is a member) for any Taxable Period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a Taxable Period only if, and to the extent that, the Income Tax liability of the Person (or of the Affiliated Group of which it is a member) for such Tax Period is less than it would have been if such Income Tax liability were determined without regard to such Tax Item.
     “Tax Controversy” shall mean any examination, audit, claim, dispute, litigation, proposed settlement, proposed Adjustment or related matter with respect to Income Taxes.
     “Tax Detriment” shall mean an increase in the Income Tax liability of any Person (or of the Affiliated Group of which it is a member) for any Taxable Period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or suffered from a Tax Item in a Taxable Period only if, and to the extent that, the Income Tax liability of the Person (or the Affiliated Group of which it is a member) for such period is greater than it would have been if such Income Tax liability were determined without regard to such Tax Item.
     “Tax Item” shall mean any item of income, gain, loss, deduction, credit, recapture of credit or any other item which may have the effect of increasing or decreasing Income Taxes paid or payable by any Person (or the Affiliated Group of which it is a member).
     “Tax Opinion” shall mean any opinion rendered by tax counsel addressing certain U.S. federal income tax consequences of the Distribution under section 355 of the Code.
     “Tax Return” shall mean any return, report, form or other information filed or required to be filed with any Taxing Authority with respect to Taxes.
     “Taxable Period” shall mean any taxable year or portion thereof, including any Post-Closing IPO Straddle Period and any Pre-Closing Deconsolidation Straddle Period.
     “Taxes” shall mean all federal, state, local, foreign or other governmental taxes, assessments, duties, fees, levies or similar charges of any kind, including all income, profits, franchise, excise, property, use, intangibles, sales, value-added, ad valorem, payroll, employment, withholding, estimated and other taxes of any kind whatsoever, whether disputed or not, and including all additions to tax, additional amounts, interest and penalties imposed with respect to such taxes.
     “Taxing Authority” shall mean, with respect to any Tax, the government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, that imposes such Tax, and the agency (if any) charged with the collection of such Tax, including the IRS.
     Other capitalized terms defined elsewhere in this Agreement shall have the meaning given them.
     Section 2. Tax Payments.
     (a) Estimated Income Tax Payments. For each Taxable Period beginning after the date of the IPO, CCO shall pay, or cause to be paid, to Parent the amount of any estimated Income Taxes owed by any CCO Group Member and paid by Parent on such CCO Group Member’s behalf, whether or not such estimated Income Tax is attributable to an Income Tax Return filed on a consolidated, combined or unitary basis with any

Parent Group Member (“Estimated Income Tax Payments”). In the case of any Estimated Income Tax Payments with respect to which any CCO Group Member joins any Parent Group Member in filing an Income Tax Return on a consolidated, combined or unitary basis, the amount of such Estimated Income Tax Payments that are owed to Parent by such CCO Group Member shall be determined as if such CCO Group Member filed a separate Income Tax Return based solely on the income, apportionment factors and other Tax Items of such CCO Group Member. For any Taxable Period that begins prior to and ends after the date of the IPO (an “IPO Straddle Period”), the Estimated Income Tax Payments of such CCO Group Member shall be determined based on the Tax Items of such CCO Group Member that accrue after the date of the IPO (a “Post-Closing IPO Straddle Period”), calculated as if there were an interim closing of the books of such CCO Group Member as of the close of business on the date of the IPO. For any Taxable Period that begins prior to and ends after the date of a Deconsolidation Event (a “Deconsolidation Straddle Period”), the Estimated Income Tax Payments of such CCO Group Member shall be determined based on the Tax Items of such CCO Group Member that accrue before or on the date of the Deconsolidation Date (a “Pre-Closing Deconsolidation Straddle Period”), calculated as if there were an interim closing of the books of such CCO Group Member as of the close of business on the date of the Deconsolidation Event. For purposes of determining the amount of Estimated Income Tax Payments of each CCO Group Member, to the extent that such CCO Group Member would be entitled to file an Income Tax Return with respect to the applicable Income Tax on a consolidated, combined or unitary basis with any other CCO Group Member, the Estimated Income Tax Payments of such CCO Group Members shall be determined as though such CCO Group Members filed an Income Tax Return with respect to such Income Tax on a consolidated, combined or unitary basis based solely on the income, apportionment factors and other Tax Items of such CCO Group Members.
     (b) Separate Income Tax Liability. For each Taxable Period beginning after the IPO, CCO shall pay, or cause to be paid, to Parent an amount equal to the excess, if any, of (i) the Income Taxes incurred by any CCO Group Member under applicable Tax law and paid by Parent on such CCO Group Member’s behalf or, in the case of any Income Tax with respect to which any CCO Group Member joins any Parent Group Member in filing an Income Tax Return on a consolidated, combined or unitary basis, the amount of Income Taxes that would be incurred by the CCO Group Member had such CCO Group Member filed a separate Income Tax Return based solely on the income, apportionment factors and other Tax Items of such CCO Group Member (“Separate Income Tax Liability”), over (ii) the aggregate amount of Estimated Income Tax Payments actually made to Parent with respect to the Separate Income Tax Liability for such Taxable Period. If the aggregate amount of Estimated Income Tax Payments actually made to Parent with respect to the Separate Income Tax Liability for such Taxable Period exceeds such Separate Income Tax Liability, Parent shall pay to CCO an amount equal to such excess. In addition, to the extent that any Parent Group Member utilizes for any Taxable Period beginning after the date of the IPO, any credits or deductions, including, without limitation, foreign tax credits, alternative minimum tax credits, net operating losses or net capital losses, which are attributable to any CCO Group Member, and such utilization results in a Tax Benefit being realized by such Parent Group Member (treating any credits or deductions attributable to the Parent Group as utilized prior to the utilization of any credits or deductions attributable to the CCO Group), then Parent shall pay to CCO the amount of such Tax Benefit at the time of the filing of the Income Tax Return reflecting the realization of the Tax Benefit and such credits or deductions for which Parent has paid CCO shall not be utilizable by any CCO Group Member for purposes of computing such CCO Group Member’s Estimated Income Tax Payments or Separate Income Tax Liability. For purposes of determining the amount of a CCO Group Member’s Separate Income Tax Liability, to the extent that such CCO Group Member would be entitled to file an Income Tax Return on a consolidated, combined or unitary basis with any other CCO Group Member, the Separate Income Tax Liability of such CCO Group Members shall be determined as though such CCO Group Members had filed a consolidated, combined or unitary Income Tax Return based solely on the income, apportionment factors and other Tax Items of such CCO Group Members.
     (c) Additional Calculations. For purposes of determining the amount of a CCO Group Member’s Estimated Income Tax Payments and Separate Income Tax Liability, Parent shall be entitled to claim all deductions arising by reason of the exercise of any stock options to purchase shares of Parent stock, or arising by reason of the payment of deferred or other compensation by Parent to the extent such payment is not reimbursed by CCO. In addition, for purposes of any Income Tax Return filed by, with respect to or on behalf of, any CCO Group Member (whether or not such CCO Group Member files an Income Tax Return on a consolidated, combined or unitary basis with any Parent Group Member), Parent shall be, to the extent permitted by applicable Tax law, entitled to claim all deductions arising by reason of the exercise of any stock options to purchase Parent stock or arising by reason of the payment of deferred or other compensation by Parent to the extent such payment is not reimbursed by CCO. If, pursuant to a Final Determination, all or any part of such deduction is disallowed or is proposed to be disallowed to Parent then, to the extent permitted by applicable Tax law, the appropriate CCO Group Member shall report such deduction on its Income Tax Return (including an amended Income Tax Return). If a CCO Group Member realizes a Tax Benefit in any Taxable Period beginning after the date of the IPO, as a result of a deduction arising by reason of the exercise of any stock option to purchase shares of Parent stock or arising by reason of the payment of deferred or other compensation by Parent to the extent such payment is not reimbursed by CCO, CCO shall pay the amount of such Tax Benefit to Parent.
     (d) Timing. For each Taxable Period beginning after the date of the IPO, Parent shall prepare and deliver to CCO a schedule (the “Schedule”) showing in reasonable detail Parent’s calculation of any Estimated Income Tax Payments or Separate Income Tax Liability, as the case may be, of each CCO Group Member and, subject to Section 7, (i) CCO shall pay to Parent the amount of any Estimated Income Tax Payments or Separate Income Tax Liability shown on the Schedule no later than the later of (A) fifteen days before the date that such payment is due and payable to the applicable Taxing Authority and (B) ten days after CCO’s receipt of the Schedule, and (ii) any payments by Parent to CCO required pursuant to Section 2(b) hereof shall be made, based on the Schedule, no later than the date such consolidated, combined or unitary Income Tax Return is filed with the applicable Taxing Authority. Except as otherwise provided herein, all indemnification or other payments to be made pursuant to this

Agreement shall be made within fifteen days of written notice of a request for indemnification or payment by the Indemnified Party, which notice shall be accompanied by a computation of the amount due. If any payments required to be made pursuant to this Agreement (including Estimated Income Tax Payments) are not made when due, such payments shall bear interest at the prevailing federal short-term interest rate as determined under section 6621 of the Code.
     (e) Adjustments. If, as a result of a Final Determination, there is an Adjustment that would have the effect of increasing or decreasing a CCO Group Member’s Separate Income Tax Liability for Taxable Periods beginning after the date of the IPO, then CCO shall pay to Parent the amount of any increased Separate Income Tax Liability, and Parent shall pay to CCO the amount of any decreased Separate Income Tax Liability; provided, however, that Parent’s payment to CCO shall not exceed the net amount of payments received by Parent from CCO with respect to the Separate Income Tax Liability for such Taxable Periods. If, as a result of a Final Determination, there is an Adjustment to any of the credits or deductions attributable to any CCO Group Member which resulted in a payment by Parent to CCO pursuant to Section 2(b) of this Agreement that would have the effect of increasing or decreasing the Tax Benefit to the Parent Group Member utilizing such credit or deduction, then CCO shall pay to Parent the amount of any decreased Tax Benefit and Parent shall pay to CCO the amount of any increased Tax Benefit.
     (f) Other Adjustments and Indemnification. If, as a result of a Final Determination, there is an Adjustment with respect to any Tax Item of any CCO Group Member for any Taxable Period ending on or before the date of the IPO, including any portion of a IPO Straddle Period ending on the date of the IPO, that results in a Tax Detriment being realized by any Parent Group Member, or by any CCO Group Member for which the Parent Group is otherwise liable, then CCO shall indemnify Parent against such Tax Detriment. In addition, if there is an Adjustment pursuant to section 482 of the Code or similar authority under applicable Tax law which results in a Tax Detriment being realized by any Parent Group Member or any CCO Group Member, on the one hand, and a corresponding Tax Benefit being realized by any CCO Group Member or any Parent Group Member, on the other, which is not otherwise taken into account through payments or indemnification under this Agreement, then CCO shall pay to Parent or Parent shall pay to CCO, as the case may be, the amount of such Tax Benefit. Parent shall indemnify CCO to the extent that any CCO Group Member becomes liable for the Income Tax liability of any Parent Group Member, as a result of being a member of the Affiliated Group of which Parent is the common parent corporation, for federal tax purposes, or a member of the combined, consolidated or unitary group, for foreign, state or local tax purposes, which includes any Parent Group Member, in excess of the Separate Income Tax Liability of such CCO Group Member, and, except as otherwise provided herein, Parent shall indemnify CCO against any Income Tax liability for which CCO has paid to Parent pursuant to this Agreement.
     (g) Reimbursements. Notwithstanding the foregoing, each CCO Group Member shall be jointly and severally liable to Parent for, and CCO, on behalf of each CCO Group Member, shall pay, or caused to be paid, any payment made by Parent on behalf of any CCO Group Member for Taxes owed by such CCO Group Member other than pursuant to this Agreement within five days of receipt of written notification from Parent that such payment has been made.
     Section 3. Income Tax Return Preparation. Parent shall prepare and file, or cause to be prepared and filed, all Income Tax Returns that are required under applicable law to be filed by, with respect to or on behalf of, any CCO Group Member (whether or not such CCO Group Member files an Income Tax Return on a consolidated, combined or unitary basis with any Parent Group Member), including, without limitation, all Income Tax Returns which Parent determines shall be filed on a consolidated, combined or unitary basis with any Parent Group Member, for any IPO Straddle Period and any Taxable Period beginning before a Deconsolidation Event. CCO shall reimburse Parent for an allocable portion of its expenses incurred in preparing and filing Income Tax Returns on behalf of any CCO Group Member, as such allocation is reasonably determined by Parent.
     Section 4. Audits. Parent shall have sole responsibility for and control over any Tax Controversy with respect to Income Taxes of each CCO Group Member. CCO shall reimburse Parent for an allocable portion of its expenses incurred in conducting such Tax Controversies on behalf of any CCO Group Member, as such allocation is reasonably determined by Parent.
Section 5. Cooperation.
     (a) Tax Information.
     (i) CCO shall, and shall cause each CCO Group Member, to cooperate with Parent in the preparation and filing of Income Tax Returns, as described in Section 3, or in the conduct of Tax Controversies, as described in Section 4, by maintaining such books and records and providing on a timely basis such information as may be necessary or useful in the filing of such Income Tax Returns or the conduct of such Tax Controversies and executing any documents, providing any further information and taking any actions which Parent may reasonably request in connection therewith.
     (ii) If any CCO Group Member fails to provide any information requested pursuant to this Section 5 on a timely basis, then Parent shall have the right to engage an independent certified public accountant of its choice to gather such information. CCO agrees to permit any such independent certified public accountant full access to all Income Tax Returns and other relevant information in the possession of any CCO Group Member during reasonable business hours, and to reimburse or pay directly all costs and expenses incurred in connection with the engagement of such independent certified public accountant.
     (iii) If any CCO Group Member supplies information to a Parent Group Member in connection with the preparation and filing of any Income Tax Return or in connection with the conduct of any Tax Controversy and an officer of the requesting party signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the party supplying such information shall certify, under penalties of perjury, the accuracy and completeness of the information so supplied. CCO shall indemnify and hold harmless each Parent Group Member and its respective officers and employees, against any cost, fine, penalty or other expenses of any kind attributable to an CCO Group Member supplying a Parent Group Member with inaccurate or incomplete information, in connection with the preparation and filing of any Income Tax Return or in connection with the conduct of any Tax Controversy.
     (b) Other Cooperation.
     (i) Whenever any CCO Group Member learns of a breach or a violation of any obligation or provision contained in this Agreement, or receives in writing from any Taxing Authority notice of an Adjustment which may give rise to a payment under this Agreement, CCO shall give notice to Parent within ten days of such CCO Group Member becoming aware of such breach, violation or receipt, but if a Parent Group Member is required to respond to the IRS or any other Taxing Authority, such notice shall be given no less than ten days before such response is required.
     (ii) Parent may consult with CCO, and CCO agrees to fully cooperate with Parent in the negotiation, settlement or litigation of any liability for Income Taxes of any Parent Group Member, regardless of the effect of any such negotiation, settlement or litigation on the Separate Income Tax Liability of any CCO Group Member.
     (c) Agent. CCO, on behalf of itself and each other CCO Group Member, hereby appoints Parent as its agent (i) for the purpose of preparing and filing any Income Tax Return of such CCO Group Member (whether or not such Income Tax Return is filed on a consolidated, combined or unitary basis with any Parent Group Member), (ii) for the purpose of representing such CCO Group Member in the course of any Tax Controversy as set forth in Section 4, and (iii) for the purpose of making any election or taking any action in connection with any of the foregoing on behalf of each CCO Group Member. CCO, on behalf of itself and each other CCO Group Member, hereby consents to the preparation and filing of each such Income Tax Return and to the making of any elections and the taking of any action as set forth above.

     Section 6. Retention of Records. CCO agrees to retain, and cause each CCO Group Member to retain, the appropriate records which may affect the determination of the Separate Income Tax Liability of any CCO Group Member or the Income Tax liability of any Parent Group Member which files an Income Tax Return on a consolidated, combined or unitary basis with any CCO Group Member until such time as there has been a Final Determination with respect thereto. Any CCO Group Member intending to destroy any materials, records, or documents relating to Income Taxes shall provide Parent with 90 days advance notice and the opportunity to copy or take possession of such materials, records and documents.
     Section 7. Resolution of Disputes. Any dispute concerning the calculation or basis of determination of any payment provided for hereunder shall be resolved by the independent certified public accountants for Parent, whose judgment shall be conclusive and binding upon the parties.
     Section 8. Spin-Off of CCO.
     (a) Indemnities for Distribution Taxes.
     (i) CCO’s Indemnity of Parent. Notwithstanding any provision of this Agreement to the contrary, including Section 8(a)(iii), CCO shall indemnify Parent, each other Parent Group Member and their respective directors, officers and employees, and hold them harmless from and against any and all Distribution Taxes and Losses, on an after-Tax basis, resulting from the Distribution not qualifying as a tax-free distribution under section 355 of the Code to the extent such Distribution Taxes and Losses arise from or are attributable to:
     (1) any act, failure to act or omission of or by any CCO Group Member that is inconsistent with any material, information, covenant or representation in the Officer’s Certificate or the Ruling Request;
     (2) any act, failure to act or omission of or by any CCO Group Member after the Distribution Date, including a cessation, transfer to Affiliates or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by any CCO Group Member following the Distribution Date;
     (3) any acquisition of any stock or assets of any CCO Group Member by one or more Persons prior to or following the Distribution Date;
     (4) any issuance by any CCO Group Member, or change in ownership of stock of any CCO Group Member, that causes section 355(d) or section 355(e) of the Code to apply to the Distribution; or
     (5) a breach of any covenant set forth in Section 8(b)(i).
     (ii) Parent’s Indemnity of CCO. Notwithstanding any provision of this Agreement to the contrary, including Section 8(a)(iii), Parent shall indemnify

CCO, each other CCO Group Member and their respective directors, officers and employees, and hold them harmless from and against any and all Distribution Taxes and Losses, on an after-Tax basis, resulting from the Distribution not qualifying as a tax-free distribution under section 355 of the Code to the extent such Distribution Taxes and Losses arise from or are attributable to:
     (1) any act, failure to act or omission of or by any Parent Group Member that is inconsistent with any material, information, covenant or representation in the Officer’s Certificate or the Ruling Request;
     (2) any act, failure to act or omission of or by any Parent Group Member after the Distribution Date, including a cessation, transfer to Affiliates or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by any Parent Group Member following the Distribution Date;
     (3) any acquisition of any stock or assets of any Parent Group Member by one or more Persons prior to or following the Distribution Date; or
     (4) any issuance by any Parent Group Member, or change in ownership of stock of any Parent Group Member, that causes section 355(d) or section 355(e) of the Code to apply to the Distribution.
     (iii) Joint Responsibility for Distribution Taxes. Except as provided in Sections 8(a)(i) and (ii), Parent and CCO shall each indemnify the other, and its Affiliates, and their respective directors, officers and employees and hold them harmless from and against fifty percent (50%) of any and all Distribution Taxes and Losses, on an after-Tax basis, that result from the Distribution not qualifying as a tax-free distribution under section 355 of the Code.
     (b) Covenants of CCO. During the 2 year period following the Distribution Date, CCO shall not, and shall not permit any other CCO Group Member to, without the prior written consent of Parent, which may be granted or withheld in its sole discretion: (1) sell or transfer all or substantially all of the assets comprising the active trade or business relied upon in connection with the Letter Ruling or any interest in any Entity that conducts such active trade or business; (2) merge with another Entity, without regard to which party is the surviving Entity; and (3) issue or cause to be issued stock of any CCO Group Member (or any instrument that is convertible or exchangeable into any such stock) in an acquisition or public or private offering, and shall not issue stock of CCO (or any instrument that is convertible or exchangeable into any such stock) in an acquisition or public or private offering.
     (c) Cooperation with Letter Ruling and Tax Opinion. In its sole discretion and control, Parent shall have the right to seek and obtain the Letter Ruling and the Tax Opinion. CCO shall, and shall cause each other CCO Group Member to, assist and cooperate with Parent and take all actions requested by Parent in connection with (i) any Ruling Request submitted by Parent to the IRS to obtain the Letter Ruling and (ii) obtaining the Tax Opinion. Such assistance and cooperation shall include making any representation or covenant or providing any material or information requested by Parent, the IRS or tax counsel rendering the Tax Opinion; provided, no CCO Group Member shall be required to make any representation or covenant that is inconsistent with historical facts or as to future matters or event over which it has no control.
     Section 9. Miscellaneous.
     (a) Term of the Agreement. This Agreement shall become effective as of the date of its execution and, except as otherwise expressly provided herein, shall continue in full force and effect indefinitely.
     (b) Injunctions. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.
     (c) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unforeseeable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.
     (d) Assignment. Except by operation of law or in connection with the sale of all or substantially all the assets of a party hereto, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the advance written consent of the other party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided, however, that the provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns.
     (e) Further Assurances. Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby. Subject to the provisions hereof, each of the parties shall, in connection with entering into this Agreement, performing its obligations hereunder and taking any and all actions relating hereto, comply with all applicable laws, regulations, orders and decrees, obtain all required consents and approvals and make all required filings with any Taxing Authority, governmental agency, other regulatory or administrative agency, commission or similar authority, and promptly provide the other parties with all such information as they may reasonably request in order to be able to comply with the provisions of this sentence.
     (f) Parties in Interest. Except as herein otherwise specifically provided, nothing in this Agreement expressed or implied is intended to confer any right or benefit upon any Person other than the parties hereto, their respective successors and permitted assigns, and any Subsidiary that subsequently becomes a Parent Group Member or a CCO Group Member.
     (g) Waivers, Etc. No failure or delay on the part of the parties in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement, nor the consent to any departure by the parties therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.
     (h) Setoff. All payments to be made by any party under this Agreement shall be made without setoff, counterclaim or withholding, all of which are expressly waived.
     (i) Change of Law. If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, the performance of any provision of this Agreement or any transaction contemplated hereby shall become impracticable or impossible, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.
     (j) Confidentiality. Subject to any contrary requirement of law and the right of each party to enforce its rights hereunder in any arbitration or legal action, each party agrees that it shall keep strictly confidential, and shall cause its employees and agents to keep strictly confidential, any information which it or any of its employees or agents may acquire pursuant to, or in the course of performing its obligations under, any provision of this Agreement.
     (k) Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
     (l) Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

     (m) Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, by telegram or sent by registered mail, postage prepaid, or by facsimile transmission to:

Parent at:

Attn: Chief Financial Officer

CCO at:

Attn: Chief Financial Officer
or to such other address as any party may, from time to time, designate in a written notice given in a like manner. Notice delivered personally or given by telegram shall be deemed delivered when received by the recipient. Notice given by mail as set out above shall be deemed delivered five calendar days after the date the same is mailed. Notice given by facsimile transmission shall be deemed delivered on the day of transmission provided telephone confirmation of receipt is obtained promptly after completion of transmission.
     (n) Costs and Expenses. Unless otherwise specifically provided herein, each party agrees to pay its own costs and expenses resulting from the exercise of its respective rights or the fulfillment of its respective obligations hereunder.
     (o) Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the domestic substantive laws of the State of Texas without regard to any choice or conflict of laws, rules or provisions that would cause the application of the domestic substantive laws of any other jurisdiction.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, all as of the day and year first above written.

CLEAR CHANNEL COMMUNICATIONS, INC.

By:

Name:

Title:	Chief Financial Officer

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

By:

Name:

Title:	Chief Financial Officer